Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Margaret Alexander (“Executive”) is currently employed by OVID THERAPEUTICS INC. (the “Company”) as its Chief Strategy & Corporate Affairs Officer pursuant to the terms of an Executive Employment Agreement with the Company effective February 23, 2023 (the “Prior Agreement”). Executive and the Company hereby agree to this amended agreement. The terms and conditions set forth in this AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) shall become effective as of September 9, 2024 (the “Effective Date”) and shall supersede and replace the terms and conditions set forth in the Prior Agreement. Certain bolded terms used in this Agreement are defined in Section 6.

WHEREAS, the Company is a biopharmaceutical company;

WHEREAS, the Company desires to employ Executive in the position set forth below, and wishes to provide Executive with certain compensation and benefits in return for such services, as set forth in this Agreement; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. TERMS OF EMPLOYMENT

1.1. Position, Duties and Location. Executive shall initially serve as President & Chief Operating Officer reporting to the Company’s Chief Executive Officer. Executive shall perform those duties and responsibilities as are customary for such position and as may be directed by the Company and the Board from time to time. During Executive’s employment with the Company, Executive shall devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Executive’s primary office location will be the Company’s offices in New York City, NY. Notwithstanding the foregoing, the Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the CEO.

Executive may participate as in side activities such as board or committee member, advisor or consultant (the “Activities”), provided that Executive obtains their manager’s prior written consent, and that none of the following activities involve activities in the area of neurology, detract from Ovid’s reputation, impact Executive’s full time duties to the Company, or could reasonably result in the disclosure or use of the Company’s proprietary or confidential information. The manager may rescind their consent to Executive’s participation in the Activities, or participation in other business or public activities, if the manager, in their sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with Executive’s duties to the Company.

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1.2. Employment Term. Executive will be employed by the Company on an “at-will” basis. This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice (provided that (a) Resignation for Good Reason (as defined below) requires certain advanced notice by Executive of Executive’s termination of employment as set forth below and (b) as a professional courtesy, Executive agrees to provide the Company with at least sixty (60) days advance written notice of a voluntary resignation by Executive that is not a Resignation for Good Reason). Subject to the terms herein, it also means that Executive’s job title, duties, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the Company’s sole discretion. This at-will employment relationship shall not be modified by any conflicting actions or representations of any Company employee or other party before or during the term of Executive’s employment.

1.3. Compensation.

a) Annual Base Salary. Executive’s annual base salary shall be paid at the rate of $500,000 per year (“Annual Base Salary”), payable in equal installments, less applicable payroll deductions and withholdings, on the Company’s ordinary payroll cycle. Executive’s Annual Base Salary shall be subject to annual review by the Board and may be adjusted from time to time. As an exempt salaried employee, Executive will be required to work the Company’s normal business hours, and such additional time as appropriate for Executive’s work assignments and position, and Executive will not be entitled to overtime compensation.

b) Benefits. Executive will be eligible to participate in all of the Company’s employee benefits and benefit plans that the Company generally makes available to its full-time employees and executives in accordance with the terms and conditions of the benefit plans and applicable policies as in effect from time to time.

c) Bonus. Executive shall be eligible to earn an annual performance bonus of up to forty five percent 45% of Executive’s Annual Base Salary (the “Target Performance Bonus”). The Target Performance Bonus shall be based upon the Company’s assessment of Executive’s attainment of written Company and individual objectives as set by the Company in its sole discretion. The Company may increase the Target Performance Bonus in its sole discretion. Bonus payments, if any, shall be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company shall determine whether Executive has earned a Target Performance Bonus, and the amount of any such bonus, based on the achievement of such objectives. Executive must be an employee of the Company in good standing on the Target Performance Bonus payment date to be eligible to receive a Target Performance Bonus, and no partial or prorated bonuses shall be provided. The Target Performance Bonus, if earned, shall be paid on or before March 15th of the calendar year after the applicable bonus year. Executive’s bonus eligibility is subject to change in the discretion of the Company. If Executive’s start date with the Company falls within the fourth quarter, the Executive will not be eligible for a target bonus for that calendar year.

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d) Equity Compensation., Executive shall be granted options to purchase 140,000 (one hundred and forty thousand) shares of the Company’s common stock (the “Option”) as determined by Management and approved by the Compensation Committee. The Option will be evidenced by a stock option agreement and be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). The exercise price per share of the Option will be equal to the per share fair market value of the Company’s common stock on the date the Option is granted, as defined under the Equity Plan. The vesting schedule of the Option will be as follows: twenty-five percent (25%) of the shares of the Company’s common stock subject to the Option will vest on the one year anniversary of the Start Date, and one thirty-sixth (1/36th) of the remaining shares of the Company’s common stock subject to the Option will vest each month thereafter on the same day of the month as the Executive’s date of hire (and if there is no corresponding day, on the last day of the month), so long as Executive remains an employee, consultant, director or officer of the Company, and subject to the terms and conditions of the stock option agreement and the Equity Plan. Subject to the approval of the Board, the stock option agreement shall provide that upon a Change in Control Termination, the vesting and exercisability of the Option shall be accelerated in full. At the discretion of the Board, Executive will be eligible to receive additional options to purchase shares of the Company’s common stock.

e) Any raise or bonus connected with performance in you first calendar year of service will be prorated from your start date. Ongoing Stock Option Grants are awarded at the Company’s discretion; eligible Ovidians typically are awarded these grants in the first quarter. New Ovidians who start in the fourth quarter are not eligible for a raise or bonus for that calendar year and are not eligible for the Ongoing Grant awarded in first quarter of the following year.

1.4. Reimbursement of Expenses. Subject to Section 4.8(c), the Company shall reimburse Executive for Executive’s necessary and reasonable business expenses incurred in connection with Executive’s duties in accordance with the Company’s generally applicable expense reimbursement policies as in effect from time to time. Company will reimburse the Executive’s work-related commuting, wellness, and continued educational needs so long as those expenses are reasonable and approved in writing by the Company.

1.5. Indemnification Agreement. Executive and Company shall enter into an Indemnity Agreement (the “Indemnification Agreement”), which shall be effective as of the Start Date and is incorporated herein by reference.

1.6. Compliance with Confidentiality Agreement and Company Policies. Executive shall execute and abide by all terms and provisions of the Confidentiality Agreement to be signed on or prior to the Start Date (or any successor agreement thereto), attached hereto as Exhibit A. Executive shall also abide by all terms and provisions of the Company’s Code of Business Conduct and Ethics, attached hereto as Exhibit D. In addition, Executive is required to abide by the Company’s policies and procedures, including but not limited to the Company’s Employee Handbook, as adopted or modified from time to time within the Company’s discretion; provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COVERED TERMINATION SEVERANCE BENEFITS

2.1. Severance Benefits. Upon a Covered Termination, then subject to Section 4 below and Executive’s continued compliance with the terms of this Agreement, the Company shall provide Executive with the severance benefits set forth in this Section 2 (the “Severance Benefits”).

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2.2. Salary Payment. The Company shall pay Executive, as cash severance, (i) Executive’s Monthly Base Salary, multiplied by (ii) the number of months in the Covered Termination Severance Period, less applicable payroll deductions and withholdings (the “Severance”). The Severance shall be paid (except as set forth in Section 4) in equal installments on the Company’s ordinary payroll cycle commencing on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date (as set forth in Section 4.1).

2.3. Health Continuation Payments.

a) The Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, her spouse and any dependents for the group health plan maintained by the Company for the month in which the Covered Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Covered Termination Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.

b) For purposes of this Section 2.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3. CHANGE IN CONTROL SEVERANCE BENEFITS

3.1. Change in Control Severance Benefits. Upon a Change in Control Termination, then subject to Section 4 below and Executive’s continued compliance with the terms of this Agreement, the Company shall provide Executive with the severance benefits set forth in this Section 3 (the “Change in Control Severance Benefits”).

3.2. Salary Payment. The Company shall pay Executive, as cash severance, (i) Executive’s Monthly Base Salary, multiplied by (ii) the number of months in the Change in Control Severance Period, less applicable payroll deductions and withholdings (the “Change in Control Severance”). The Change in Control Severance shall be paid (except as set forth in Section 4) in equal installments on the Company’s ordinary payroll cycle commencing on the first regularly-scheduled payroll date occurring on or after the Release Deadline Date.

3.3. Health Continuation Payments.

a) The Company will pay Executive on the first day of each month a fully taxable cash payment equal to the applicable premium for Executive, her spouse and any dependents for the group health plan maintained by the Company for the month in which the Change in Control Termination occurs, subject to applicable tax withholdings but grossed up for all taxes owed by the Executive on such payment, for the duration of the Change in Control Benefits Period. Such coverage shall be counted as coverage pursuant to COBRA. The Company shall have no obligation in respect of any premium payments following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer. Executive shall be required to notify the Company immediately if Executive becomes covered by a health insurance plan of a subsequent employer.

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b) For purposes of this Section 3.3, (i) references to COBRA shall be deemed to include analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3.4. Change in Control Termination Vesting Acceleration Benefits. Upon a Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or other rights with respect to the stock of the Company issued pursuant to any equity incentive plan of the Company) that are held by Executive on the Termination Date shall be accelerated in full, (ii) each such option shall be exercisable and to the extent not exercised, expire on the latest date permitted under the Equity Plan and (iii) any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable (or with respect to other rights with respect to the stock of the Company issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of the Company shall lapse.

4. LIMITATIONS AND CONDITIONS ON BENEFITS

4.1. Release Prior to Payment of Severance Benefits and Change in Control Severance Benefits. The receipt of any Severance Benefits or Change in Control Severance Benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and general release of claims (the “Release”), in substantially the form attached hereto and incorporated herein as Exhibit B or Exhibit C, as appropriate, and subject to any further modifications as determined in the Company’s discretion, which Release must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s Termination Date (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to any Severance Benefits or Change in Control Severance Benefits under this Agreement. In no event will Severance Benefits or Change in Control Severance Benefits be paid or provided until after the Release Deadline Date. On the first regularly-scheduled payroll date occurring on or after the Release Deadline Date, the Company will pay Executive the Severance or Change in Control Severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance or Change in Control Severance amount being paid as originally scheduled. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release.

4.2. Return of Company Property. Not later than the Termination Date, or earlier if requested by the Company, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date, or earlier if requested by the Company, Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. Executive agrees to provide the Company with a certification that the necessary copying and/or deletion is done.

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4.3. Cooperation and Continued Compliance with Restrictive Covenants.

a) After the Termination Date, Executive shall cooperate fully with the Company, at reasonable times as agreed between Executive and the Company, in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. Nothing in this Agreement prohibits Executive from responding accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this Agreement is intended to prohibit or restrain Executive in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. The Company will reasonably accommodate Executive’s scheduling needs with respect to any such cooperation after the Termination Date.

b) After the Termination Date, Executive shall continue to abide by Executive’s continuing obligations under the Confidentiality Agreement.

c) From the Start Date and through and including the Change in Control Severance Period or Covered Termination Severance Period as defined below, or, if Executive is Terminated with Cause, for one year after Executive’s Termination Date, whichever is applicable, Executive shall not, without the Company’s prior written consent, whether directly or indirectly be employed, under contract with, provide services to or on behalf of, or be involved with any business or organization (whether “for profit” or “not-for-profit”), or applicable Division thereof (as defined below), which researches, develops, creates, manufactures, designs and/or sells compounds and/or related pharmaceuticals, medicines and/or therapies to treat rare or orphan neurological conditions or diseases, and/or otherwise competes with products and/or services then under research or development by or offered or sold by the Company in the same therapeutic category. Nothing in Section 4.3(c) shall prohibit Executive from investing as a less than one percent (1%) shareholder in securities of any company listed on a national securities exchange or quoted on an automated quotation system.

d) From the Start Date until twelve (12) months after Termination Date, Executive shall not hire or retain, or attempt to hire or retain, any of the Company’s then-existing board members, employees, advisors, consultants, collaborators, investigators or agents and shall not induce any such to give up employment with or to cease providing services to the Company, and shall not otherwise interfere with, or attempt to interfere with, the relationship of any such person with the Company; or attempt in any manner to solicit, persuade or induce any Client of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase of products or services marketed or sold by the Company, or to become a Client of or enter into any contractual or other relationship with Executive or any other individual, person or entity in regard to the purchase of products or services similar or identical to those marketed or sold by the Company.

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e) Executive acknowledges and agrees that Executive’s obligations under this Section 4.3 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Executive further acknowledges and agrees that Executive’s violation of this Section 4.3 inevitably would involve use or disclosure of the Company’s proprietary and confidential information. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4.3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

4.4. Parachute Payments.

a) Parachute Payment Limitation. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4.4. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

c) The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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4.5. Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

4.6. Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination or Change in Control Termination (except as expressly provided in Sections 2.3 and 3.3 above).

4.7. Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination or Change in Control Termination Date, the Company reserves the right to offset any Severance Benefits or Change in Control Severance Benefits under this Agreement by the amount of such indebtedness, subject to the requirements of Section 409A of the Code and applicable law.

4.8. Application of Section 409A.

a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 2 or Section 3 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury Regulations and other guidance promulgated thereunder and, except as provided under Section 4.8(b) hereof, any such amount shall not be paid, or in the case of installments, commence payment, until the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day following Executive’s separation from service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the first regularly-scheduled payroll date occurring on or after the sixtieth (60th) day after Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

b) Specified Executive. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.8(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

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c) Expense Reimbursements. To the extent that any reimbursement payable pursuant to this Agreement is subject to the provisions of Section 409A of the Code, any such reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

d) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

4.9. Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

4.10. No Duplication of Severance Benefits. The Severance Benefits and Change in Control Severance Benefits provided in Section 2 and Section 3 are mutually exclusive of each other, and in no event shall Executive receive any Severance Benefits or Change in Control Severance Benefits pursuant to both Section 2 and Section 3.

5. TERMINATION WITH CAUSE OR BY VOLUNTARY RESIGNATION; OTHER RIGHTS AND BENEFITS

5.1. Termination for Cause; Resignation Without Good Reason; Death or Disability. If, at any time, the Company terminates Executive’s employment with the Company for Cause, or upon a voluntary resignation by Executive that is not a Resignation for Good Reason, or Executive’s employment terminates for any reason not entitling Executive to the Severance Benefits or Change in Control Severance Benefits, or if Executive’s employment terminates as a result of Executive’s death or disability (other than a Permanent Disability in the case of a Covered Termination), then the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Annual Base Salary accrued through Executive’s last day of employment, (ii) all unreimbursed expenses (if any), subject to Sections 1.4 and 4.8(c), and (iii) any unused vacation (if applicable) accrued through Executive’s last day of employment. Under these circumstances, Executive will not be entitled to any other form of compensation, including any Severance Benefits or Change in Control Severance Benefits, other than Executive’s rights to the vested portion of Executive’s Option and any other rights to which Executive is entitled under the Company’s benefit programs.

5.2. Other Rights and Benefits. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with the Company except as provided in Section 4 and Section 5.1 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

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6. DEFINITIONS

For purposes of this Agreement, the following definitions shall apply:

6.1. “Board” means the Board of Directors of the Company, or the compensation committee thereof, as determinations or responsibilities may be delegated by the Board to the compensation committee.

6.2. “Cause” shall mean a determination by the Company based upon reasonably available information of Executive’s: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) material breach of any agreement to which the Executive and the Company are a party; (iii) material failure to comply with the Company’s written policies or rules; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) negligence or willful misconduct relating to Executive’s performance of her duties on behalf of the Company; (vi) continuing failure to perform material and lawful assigned duties after receiving thirty (30) days’ written notification of the failure from the Company if such breach is not cured (if curable) during that thirty (30) day period; (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation without prejudice or personal liability to Executive; (viii) violation of employee or ethical guidelines including, without limitation, violations of business practices and ethics commonly in place in similar companies in the United States; or (ix) violation of the Company code of conduct and/or any contractual code of conduct to which the Company is obligated.

6.3. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

a) Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

b) There is consummated a merger, consolidation or similar transaction involving, directly or indirectly, the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

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c) There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

6.4. “Change in Control Benefits Period” means the period of twelve (12) months commencing on the Termination Date.

6.5. “Change in Control Severance Period” means the period of twelve (12) months commencing on the Termination Date.

6.6. “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs within three (3) months prior to or upon or within twelve (12) months following the closing of a Change in Control or Dissolution Event, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Change in Control Terminations.

6.7. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.8. “Code” means the Internal Revenue Code of 1986, as amended.

6.9. “Company” means Ovid Therapeutics Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

6.10. “Confidentiality Agreement” means Senior Executive Confidential Information and Invention Assignment Agreement with the Company, (or any successor agreement thereto).

6.11. “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability, other than a Permanent Disability, shall not be deemed Covered Terminations. If an Involuntary Termination Without Cause or Resignation for Good Reason qualifies as a Change in Control Termination, it shall not constitute a Covered Termination.

6.12. “Covered Termination Benefits Period” means the period of twelve (12) months commencing on the Termination Date.

6.13. “Covered Termination Severance Period” means the period of twelve (12) months commencing on the Termination Date.

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6.14. “Dissolution Event” means the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.

6.15. “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability; provided, however, that for purposes of a Covered Termination, Involuntary Termination Without Cause shall include Executive’s dismissal or discharge by the Company for reasons of Permanent Disability.

6.16. “Monthly Base Salary” means 1/12th of Executive’s Annual Base Salary (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect on the date of a Covered Termination or Change in Control Termination.

6.17. “Permanent Disability” means total and permanent disability as defined in Code Section 22(e)(3).

6.18. “Resignation for Good Reason” means Executive’s resignation from all employee positions Executive then holds with the Company within ninety (90) days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event within thirty (30) days thereafter:

a) A material decrease in Executive’s Annual Base Salary, other than in connection with a decrease in compensation for all comparable executives of the Company;

b) A relocation of Executive’s principal place of work outside of a fifty (50) mile radius of its current location; or

c) The Company’s material breach of this Agreement.

6.19. “Termination Date” means the effective date of a Change in Control Termination, a Covered Termination, a termination for Cause or any other circumstance under which the employment relationship between Executive and the Company terminates, as applicable.

6.20. “Division” shall mean only that part, unit or therapeutic category of a larger entity that is competitive with the Company, but not an entire company itself, if other divisions, units or therapeutic categories of such larger company are not competitive with the Company.

6.21. “Client” shall mean (A) anyone who is a client of the Company as of, or at any time during the one-year period immediately preceding, the termination of Executive’s employment, but only if Executive had a direct relationship with, supervisory responsibility for or otherwise were involved with such client during Executive’s employment with the Company; and (B) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, Executive’s employment termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the termination date, and only if Executive participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

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6.22. “Solicit” shall mean: (A) active solicitation of any Client or Company employee, board member, advisor, consultant, collaborator, investigator or agents; (B) the provision of information regarding any Client or Company employee, board member, advisor, consultant, collaborator, investigator or agents to any third party where such information could be useful to such third party in attempting to obtain business from such Client or attempting to hire any such Company employee; (C) participation in any meetings, discussions, or other communications with any third party regarding any Client or Company employee, board member, advisor, consultant, collaborator, investigator or agents where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client or employ such Company employee; and (D) any other passive use of information about any Client or Company employee, board member, advisor, consultant, collaborator, investigator or agents which has the purpose or effect of assisting a third party or causing harm to the business of the Company.

7. GENERAL PROVISIONS

7.1. Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.

7.2. Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or email transmission (to a facsimile number or email address designated in advance by the receiving party)) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

7.3. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

7.4. Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5. Complete Agreement. This Agreement, together with Exhibits A thru D, the Confidentiality Agreement and the Indemnification Agreement, forms the complete and exclusive statement of Executive’s employment agreement with the Company, and supersedes and replaces any other agreements or promises made to Executive by anyone, whether oral or written (including but not limited to the Prior Agreement).

7.6. Amendment or Termination of Agreement; Continuation of Agreement. Except for those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, this Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. For the avoidance of any doubt, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, Executive shall receive the benefits described in Section 3 hereof.

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7.7. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile and electronic image copies of signatures shall be equivalent to original signatures.

7.8. Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.10. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of law principles.

7.11. Arbitration. To ensure the rapid and economical resolution of any disputes that may arise under or relate to this Agreement or Executive’s employment relationship, Executive and the Company agree that, unless otherwise prohibited by applicable law, any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment (collectively, “Claims”), shall be resolved by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in New York, New York. Executive and the Company agree that they shall resolve all such Claims in accordance with the provisions of Section 12 of the Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A.

7.12. Construction of Agreement. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

7.13. Circular 230 Disclaimer. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). ANY TAX ADVICE CONTAINED IN THIS AGREEMENT IS INTENDED TO BE PRELIMINARY, FOR DISCUSSION PURPOSES ONLY AND NOT FINAL. ANY SUCH ADVICE IS NOT INTENDED TO BE USED FOR MARKETING, PROMOTING OR RECOMMENDING ANY TRANSACTION OR FOR THE USE OF ANY PERSON IN CONNECTION WITH THE PREPARATION OF ANY TAX RETURN. ACCORDINGLY, THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON.

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REVIEWED, UNDERSTOOD AND ACCEPTED:

OVID THERAPEUTICS INC.		EXECUTIVE

By:	/s/ Jeremy Levin	By:	/s/ Margaret Alexander
Name:	Jeremy Levin	Name:	Margaret Alexander
Title:	Chief Executive Officer

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